Exhibit 99.1

Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

News Release

FOR IMMEDIATE RELEASE

For Information:	Michael J. Zugay, Chief Financial Officer
412 227 2231
ZugayMJ@koppers.com

Koppers Holdings Inc. Provides Update on Fourth Quarter and 2020 Business Segment Performance

PITTSBURGH, January 28, 2021 – Koppers Holdings Inc. (NYSE: KOP), an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds, today provided an update on its business segments for the fourth quarter and full-year 2020.  While Koppers is still conducting financial closing procedures for the fourth quarter and full-year 2020, the company is providing a preview of its financial results.  The company plans to report final results for the fourth quarter and year ending December 31, 2020, on February 24, 2021, and will also conduct a conference call with the investment community on that day, which will be broadcast live on www.koppers.com, with a replay to be made available.

Consolidated sales for the fourth quarter of 2020, on a preliminary basis, were $393.1 million, an increase of $11.0 million, or 2.9 percent, compared with $382.1 million in the prior year quarter.  Excluding a $3.4 million favorable impact from foreign currency translation, sales increased by 2.0 percent from the prior year.

The Performance Chemicals (PC) segment again delivered strong sales growth and expanded profitability, as it continued to serve the underlying demand driven by a strong home repair and remodeling pipeline, as well as increased demand in international markets.

The Railroad and Utility Products and Services (RUPS) segment reported slightly lower sales than prior year, primarily due to decreased crosstie treating activities; however, maintained its profitability as a result of increased demand in its utility pole business in the U.S. and Australia, and generally improved conditions in its maintenance-of-way businesses.

While sales and profitability for the Carbon Materials and Chemicals (CMC) segment decreased from the prior year due to ongoing demand weakness in its end markets, the sales decline has stabilized and the profitability showed continued improvement to generate double-digit margin performance for the fourth quarter as well as for the full year.

As previously announced, the divestiture of Koppers (Jiangsu) Carbon Chemical Company Limited (KJCC) was completed on September 30, 2020.  Beginning in 2020, KJCC results are classified as held for sale and as discontinued operations for the current year as well as the comparable prior year period.

The company now anticipates that adjusted EBITDA in 2020 will be approximately $211 million to $212 million, which exceeds its most recent forecast of $204 million to $210 million, and compares with $201.1 million in the prior year.  Adjusted earnings per share is projected to be in the range of $4.10 to $4.20, higher than its most recent forecast of $3.65 to $3.90 and, at the midpoint, reflects an approximate increase of 30 percent from $3.18 in the prior year.

Based upon current adjusted EBITDA estimates and the debt reduction that has been accomplished, the net leverage is projected to be approximately 3.5 at December 31, 2020, compared with 4.3 at December 31, 2019.

President and CEO Leroy Ball said, “While final results are being compiled, all signs point to Koppers meeting or exceeding all major goals set for 2020 prior to the pandemic.  No one could have predicted the many unforeseen events that occurred in 2020 and I am extremely proud of Koppers global workforce who dug deep and persevered.  As a result of their dedication, we are on track to: achieve a new high in profitability (post-KJCC); surpass the high end of our initial 2020 earnings target; exceed our original net debt reduction target of $120 million; and reduce our net leverage to 3.5, below our pre-pandemic 2020 goal of 3.6 to 3.8.

“When you add that we have closed on the sale of our KJCC business within targeted parameters, improved our underlying safety rates to an all-time best performance, initiated our sustainability journey, and strengthened our inclusion and diversity focus while supporting our team members and communities during a shared crisis, it makes for a truly historical year.”

Fourth-Quarter Preliminary Financial Performance

•

Sales for RUPS of $168.2 million decreased by $1.3 million, or 0.8 percent, compared to sales of $169.5 million in the prior year quarter.  Excluding a favorable impact from foreign currency translation of $0.7 million, sales decreased by $2.0 million, or 1.2 percent, from the prior year quarter.  The sales decrease was primarily due to lower overall crosstie volumes, largely offset by higher demand for utility poles in the U.S. and Australia, as well as increased activities in maintenance-of-way businesses in the U.S., related to bridge repair and engineering and crosstie disposal services.  Preliminary operating profit for the fourth quarter was $6.3 million, or 3.7 percent, compared with operating profit of $4.0 million, or 2.4 percent, in the prior year quarter.  Preliminary adjusted EBITDA was $10.3 million, or 6.1 percent, in the fourth quarter, compared with $10.2 million, or 6.0 percent, in the prior year quarter.  The year-over-year profitability was relatively flat, in line with typical year-end slowdown.

•

Sales for PC of $129.9 million increased by $25.3 million, or 24.2 percent, compared to sales of $104.6 million in the prior year quarter.  Excluding an unfavorable impact from foreign currency translation of $1.0 million, sales increased by $26.3 million, or 25.1 percent, from the prior year quarter.  The sales increase reflects continued demand strength for copper-based preservatives in the U.S. that are, in turn, driven by a strong housing market and the diversion of discretionary funds from leisure and entertainment categories to home repair and beautification projects.  International markets benefited from improved industrial and agricultural demand as most economies have reopened.  Preliminary operating profit was $21.5 million, or 16.6 percent, for the fourth quarter, compared with $13.6 million, or 13.0 percent, in the prior year quarter.  Preliminary adjusted EBITDA for the fourth quarter was $23.0 million, or 17.7 percent, compared with $14.4 million, or 13.8 percent, in the prior year quarter.  The increased profitability was primarily due to higher sales volumes, a favorable product mix and improved cost absorption.

•

Sales for CMC totaling $95.0 million decreased by $13.0 million, or 12.0 percent, compared to sales of $108.0 million in the prior year quarter. Excluding a favorable impact from foreign currency translation of $3.7 million, sales decreased by $16.7 million, or 15.5 percent, from the prior year quarter.  Lower average oil prices, as well as a slowdown of markets during the pandemic, have resulted in lower pricing and volumes for carbon pitch globally and weaker demand for phthalic anhydride in the U.S., partially offset by improved demand for carbon pitch in Europe and carbon black feedstock in Australia.  Preliminary operating profit was $7.5 million, or 7.9 percent, in the fourth quarter, compared with $8.9 million, or 8.2 percent, in the prior year quarter.  Preliminary adjusted EBITDA was $14.4 million, or 15.2 percent, in the fourth quarter, compared with $15.6 million, or 14.4 percent, in the prior year quarter.  The year-over-year profitability was consistent with expectations and reflects continued margin recovery in the second half of 2020.

•

Operating profit margin and adjusted EBITDA margin are calculated as a percentage of sales.  Additional items excluded from adjusted EBITDA include restructuring expenses as well as non-cash effects related to LIFO and mark-to-market commodity hedging.

Full-Year 2020 Preliminary Financial Performance

•

Consolidated sales of $1.669 billion increased by $32.1 million, or 2.0 percent, as compared to $1.637 billion in the prior year.  Excluding an unfavorable impact of $2.8 million from foreign currency translation, sales increased by 2.1 percent from the prior year.  Despite headwinds associated with the global pandemic, 2020 sales represented the fourth consecutive year of growth as well as the highest level of revenues in the history of the company.

•

Sales for RUPS of $759.1 million increased by $25.6 million, or 3.5 percent, compared to sales of $733.5 million in the prior year.  Preliminary operating profit was $46.7 million, or 6.2 percent, compared with operating profit of $35.8 million, or 4.9 percent, in the prior year.  Preliminary adjusted EBITDA was $65.4 million, or 8.6 percent, compared with $60.2 million, or 8.2 percent, in the prior year.

•

Sales for PC of $526.3 million increased by $78.0 million, or 17.4 percent, compared to sales of $448.3 million in the prior year.  Preliminary operating profit was $88.6 million, or 16.8 percent, compared with $52.1 million, or 11.6 percent, in the prior year.  Preliminary adjusted EBITDA was $100.7 million, or 19.1 percent, compared with $68.6 million, or 15.3 percent, in the prior year.

•

Sales for CMC totaling $383.7 million decreased by $71.5 million, or 15.7 percent, compared to sales of $455.2 million in the prior year. Preliminary operating profit was $23.4 million, or 6.1 percent, compared with $39.2 million, or 8.6 percent, in the prior year.  Preliminary adjusted EBITDA was $45.0 million, or 11.7 percent, compared with $73.5 million, or 16.1 percent, in the prior year.

•

Capital expenditures for the twelve months ended December 31, 2020, were $69.8 million, compared with $37.2 million for the prior year period.  The year-over-year increase is consistent with the company’s most recent projections for capital investments in 2020, primarily driven by improving the safety and reliability of its existing infrastructure as well as a major treating expansion project.

•

At December 31, 2020, total debt was $775.9 million and, net of cash and cash equivalents, the net debt was $737.4 million, compared with total debt of $901.2 million and net debt of $868.9 million at December 31, 2019.  Compared to December 31, 2019, total debt was lower by $125.3 million and net debt was lower by $131.5 million.

Koppers does not provide reconciliations of guidance for adjusted EBITDA, adjusted EPS, net debt or net leverage ratio to comparable GAAP measures, in reliance on the unreasonable efforts exception.  Koppers is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures.  These items include restructuring, impairment, non-cash LIFO charges, acquisition-related costs, and non-cash mark-to-market commodity hedging that are difficult to predict in advance in order to include in a GAAP estimate and may be significant.

Investor Conference Call and Webcast

Koppers management will conduct a conference call this morning, beginning at 11:00 a.m. Eastern Time to discuss the company’s preliminary results for the quarter.  Presentation materials will be available at least 15 minutes before the call on www.koppers.com in the Investor Relations section of the company’s website.

Interested parties may access the live audio broadcast toll free by dialing 833-366-1128 in the United States and Canada, or 412-902-6774 for international, Conference ID number 10150374. Participants are requested to access the call at least five minutes before the scheduled start time to complete a brief registration.

The conference call will be broadcast live online at: https://services.choruscall.com/links/koppers210128.html.  (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into the internet browser's URL address field.)

An audio replay will be available approximately two hours after the completion of the call at 877-344-7529 for U.S. toll free, 855-669-9658 for Canada toll free, or 412-317-0088 for international, Conference ID number 10150374. The recording will be available for replay through April 28, 2021.

About Koppers

Koppers, with corporate headquarters in Pittsburgh, Pennsylvania, is an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds.  Our products and services are used in a variety of niche applications in a diverse range of end-markets, including the railroad, specialty chemical, utility, residential lumber, agriculture, aluminum, steel, rubber, and construction industries.  We serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia and Europe.  The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol "KOP."  For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Michael Zugay at 412-227-2231 or Quynh McGuire at 412-227-2049.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures.  Koppers believes that adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, net debt and net leverage ratio provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends, and facilitate comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance.  In addition, the Board of Directors and executive management team use adjusted EBITDA as a performance measure under the company’s annual incentive plans.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures and should be read in conjunction with the relevant GAAP financial measure.  Other companies in a similar industry may define or calculate these measures differently than the company, limiting their usefulness as comparative measures.  Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP.

See the attached tables for the following reconciliations of non-GAAP financial measures included in this press release:  Unaudited Reconciliation of Operating Profit to EBITDA and Adjusted EBITDA; Unaudited Reconciliation of Total Debt to Net Debt and Net Leverage Ratio and Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA.  In this press release, Koppers is not presenting a reconciliation of consolidated net income to adjusted consolidated EBITDA or of diluted earnings per share to adjusted earnings per share for the year ended December 31, 2020 as a result of Koppers tax calculations not being finalized as of the date of this press release; and therefore, such reconciliations are not available without unreasonable efforts. A reconciliation of segment net income to adjusted segment EBITDA is not available without unreasonable efforts as we do not measure net income at the segment level or use it as a measure of operating performance.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, acquisitions, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows.  All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “outlook,” “guidance,” “forecast,” “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plan,” “potential,” “intend,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements.  Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding expectations with respect to sales, earnings, cash flows, operating efficiencies, restructurings, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and debt reduction, are subject to known and unknown risks, uncertainties and contingencies.

Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements.  Factors that might affect such forward-looking statements include, among other things, the impact of changes in commodity prices, such as oil and copper, on product margins; general economic and business conditions; existing and future adverse effects as a result of the coronavirus (COVID-19) pandemic; disruption in the U.S. and global financial markets; potential difficulties in protecting our intellectual property; the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures; our ability to operate within the limitations of our debt covenants; potential impairment of our goodwill and/or long-lived assets; demand for Koppers goods and services; competitive conditions; interest rate and foreign currency rate fluctuations; availability and costs of key raw materials; unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and any subsequent filings by Koppers with the Securities and Exchange Commission.  Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

UNAUDITED SEGMENT INFORMATION

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the company’s businesses for the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
(Dollars in millions)	(Preliminary)		(Preliminary)
Net sales:
Railroad and Utility Products and Services	$168.2	$169.5	$759.1	$733.5
Performance Chemicals	129.9	104.6	526.3	448.3
Carbon Materials and Chemicals	95.0	108.0	383.7	455.2
Total	$393.1	$382.1	$1,669.1	$1,637.0
Operating profit:
Railroad and Utility Products and Services	$6.3	$4.0	$46.7	$35.8
Performance Chemicals	21.5	13.6	88.6	52.1
Carbon Materials and Chemicals	7.5	8.9	23.4	39.2
Operating profit margin:
Railroad and Utility Products and Services	3.7%	2.4%	6.2%	4.9%
Performance Chemicals	16.6%	13.0%	16.8%	11.6%
Carbon Materials and Chemicals	7.9%	8.2%	6.1%	8.6%
Adjusted EBITDA(1):
Railroad and Utility Products and Services	$10.3	$10.2	$65.4	$60.2
Performance Chemicals	23.0	14.4	100.7	68.6
Carbon Materials and Chemicals	14.4	15.6	45.0	73.5
Adjusted EBITDA margin(2):
Railroad and Utility Products and Services	6.1%	6.0%	8.6%	8.2%
Performance Chemicals	17.7%	13.8%	19.1%	15.3%
Carbon Materials and Chemicals	15.2%	14.4%	11.7%	16.1%

(1)	The tables below describe the adjustments to EBITDA for the quarters and years ended December 31, 2020 and 2019, respectively.
(2)	Adjusted EBITDA as a percentage of GAAP sales.

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA*

(In millions)

	Three Months Ended December 31, 2020
	RUPS	PC	CMC
	(Preliminary)
Operating profit	$6.3	$21.5	$7.5
Other income	0.9	1.6	1.0
Depreciation and amortization	5.3	4.9	4.2
EBITDA with noncontrolling interest	$12.5	$28.0	$12.7
Unusual items impacting EBITDA:
CMC restructuring	0.0	0.0	3.3
Non-cash LIFO benefit	(3.3)	0.0	(1.7)
RUPS treating plant closures	1.1	0.0	0.0
Mark-to-market commodity hedging	0.0	(5.0)	0.0
Pension settlement	0.0	0.0	0.1
Adjusted EBITDA	$10.3	$23.0	$14.4

*Reconciliation excludes unallocated corporate profit (loss) and adjustments for the three months ended December 31, 2020 as a result of Koppers tax calculations not being finalized as of the date of this press release; and therefore, a consolidated reconciliation of adjusted EBITDA to net income is not available without unreasonable efforts.

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Three Months Ended December 31, 2019
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated

Operating profit (loss)	$4.0	$13.6	$8.9	$(0.5)	$26.0
Other income (loss)	0.1	0.5	(0.6)	0.1	0.1
Depreciation and amortization	5.0	4.3	2.6	0.0	11.9
Depreciation in impairment and restructuring charges	0.0	0.0	0.8	0.0	0.8
EBITDA with noncontrolling interest	$9.1	$18.4	$11.7	$(0.4)	$38.8
Unusual items impacting EBITDA:
CMC restructuring	0.0	0.0	5.4	0.0	5.4
Non-cash LIFO (benefit) expense	1.1	0.0	(1.5)	0.0	(0.4)
Mark-to-market commodity hedging	0.0	(4.0)	0.0	0.0	(4.0)
Adjusted EBITDA	$10.2	$14.4	$15.6	$(0.4)	$39.8
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	25.4%	35.8%	38.8%

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA*

(In millions)

	Year Ended December 31, 2020
	RUPS	PC	CMC
	(Preliminary)
Operating profit	$46.7	$88.6	$23.4
Other income	0.0	3.2	0.3
Depreciation and amortization	20.1	18.1	15.9
Depreciation in impairment and restructuring charges	2.0	0.0	0.0
EBITDA with noncontrolling interest	$68.8	$109.9	$39.6
Unusual items impacting EBITDA:
CMC restructuring	0.0	0.0	10.6
Non-cash LIFO benefit	(8.5)	0.0	(5.3)
RUPS treating plant closures	5.1	0.0	0.0
Mark-to-market commodity hedging	0.0	(9.2)	0.0
Pension settlement	0.0	0.0	0.1
Adjusted EBITDA	$65.4	$100.7	$45.0

*Reconciliation excludes unallocated corporate profit (loss) and adjustments for the year ended December 31, 2020 as a result of Koppers tax calculations not being finalized as of the date of this press release; and therefore, a consolidated reconciliation of adjusted EBITDA to net income is not available without unreasonable efforts.

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Year Ended December 31, 2019
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated

Operating profit (loss)	$35.8	$52.1	$39.2	$(2.1)	$125.0
Other income (loss)	(1.2)	2.2	(1.5)	0.9	0.4
Depreciation and amortization	19.4	18.3	13.7	0.0	51.4
Depreciation in impairment and restructuring charges	0.0	0.0	3.4	0.0	3.4
EBITDA with noncontrolling interest	$54.0	$72.6	$54.8	$(1.2)	$180.2
Unusual items impacting EBITDA:
CMC restructuring	0.0	0.0	19.9	0.0	19.9
Non-cash LIFO expense (benefit)	5.7	0.0	(1.2)	0.0	4.5
RUPS treating plant closures	0.5	0.0	0.0	0.0	0.5
Mark-to-market commodity hedging	0.0	(4.0)	0.0	0.0	(4.0)
Adjusted EBITDA	$60.2	$68.6	$73.5	$(1.2)	$201.1
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	29.8%	33.9%	36.3%

UNAUDITED RECONCILIATION OF TOTAL DEBT TO NET DEBT AND NET LEVERAGE RATIO*

(In millions)

	Twelve Months Ended		Twelve Months Ended
	December 31, 2020		December 31, 2019
	(Preliminary Range)
Total Debt	$775.9	$775.9	$901.2
Less: Cash	38.5	38.5	32.3
Net Debt	$737.4	$737.4	$868.9
Adjusted EBITDA	$211.0	$212.0	$201.1
Net Leverage Ratio	3.5	3.5	4.3

*The company’s net leverage ratio will be approximately 3.5 at December 31, 2020 in the entire forecasted adjusted EBITDA range of $211.0 million to $212.0 million.

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Twelve Months Ended	Three Months Ended
	December 31, 2019	December 31, 2019

Net income	$67.4	$20.1
Interest expense	61.9	14.3
Depreciation and amortization	54.6	12.7
Discontinued operations, net of tax	(3.7)	1.4
EBITDA	180.2	38.8
Unusual items impacting EBITDA:
Impairment, restructuring and plant closure	20.4	5.4
Non-cash LIFO expense (benefit)	4.5	(0.4)
Mark-to-market commodity hedging	(4.0)	(4.0)
Adjusted EBITDA with noncontrolling interest	$201.1	$39.8